Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACT:
Mark Ties, CFO XATA Corporation 952-707-5600 mark.ties@xata.com
XATA Reports Revenue Growth of 21 Percent in First Quarter
Fueled By Continued Growth of XATANET System Sales
Also Releases First Quarter 2007 Results
MINNEAPOLIS, February 7, 2007—XATA Corporation (Nasdaq:XATA), today announced that it achieved revenue growth of 21 percent in the first quarter of fiscal 2007 as compared to the first quarter of fiscal 2006. Revenue from the sale of its XATANET system fueled the Company’s growth as XATANET revenue grew 84 percent in the fiscal quarter ended December 31, 2006 on a year over year basis.
Net sales for the first quarter of fiscal 2007 ended December 31, 2006 were $7.8 million, compared to $6.4 million in the first quarter of fiscal 2006. In addition, deferred revenue was $12.4 million at December 31, 2006, compared to $10.9 million at December 31, 2005. The growth in net sales and deferred revenue was due to XATANET system sales which were 74 percent of total net sales for the first quarter of fiscal 2007, compared to 48 percent in the first quarter of fiscal 2006.
In the first quarter of fiscal 2007 the Company also reported improved Non-GAAP earnings before interest, taxes, depreciation and amortization (EBITDA) as a result of increased gross margins. EBITDA for the first quarter of fiscal 2007 was a loss of $0.1 million, compared to a loss of $0.6 million in the first quarter of fiscal 2006.
“We are very pleased with the results of the first quarter as we closed the quarter with over 520 customers using our solutions,” stated Jay Coughlan, XATA Chairman and CEO. “The demand for our solutions grows each quarter as our customers continue to focus on cost and compliance issues.”
Costs of sales for the first quarter of fiscal 2007 were $4.2 million, compared to $3.8 million in the first quarter of fiscal 2006. The increase of $0.4 million was primarily due to an increase in XATANET system sales. Gross margins for the first quarter of fiscal 2007 increased 4.9 basis points to 46.2 percent, compared to 41.3 percent for the first quarter of fiscal 2006 due to higher margin XATANET subscription revenue in the first quarter of fiscal 2007.
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Research and development costs for the first quarter of fiscal 2007 were $1.0 million, compared to $0.7 million for the first quarter of fiscal 2006. The increase of $0.3 million was due to the decrease in the capitalization of software development costs for projects that have reached technological feasibility.
Selling, general and administrative costs for the first quarter of fiscal 2007 were $3.2 million, compared to $2.7 million for the first quarter of fiscal 2006. The increase of $0.5 million was primarily due to increases in stock-based compensation and marketing costs.
Non-GAAP vs. GAAP Financials
To supplement the Company’s consolidated financial statements presented in accordance with GAAP, the Company provides certain non-GAAP measures of financial performance. These non-GAAP measures include non-GAAP earnings before interest, taxes, depreciation and amortization (EBITDA) and EBITDA per basic and diluted share. The Company’s reference to these non-GAAP measures should be considered in addition to results prepared under current accounting standards, but are not a substitute for, or superior to, GAAP results.
These non-GAAP measures are provided to enhance investors’ overall understanding of the Company’s current financial performance and ability to generate cash flow. In many cases non-GAAP financial measures are used by analysts and investors to evaluate the Company’s performance. Reconciliation to the nearest GAAP measure of all non-GAAP measures included in this press release can be found in a financial table included below in this press release.
About XATA
A pioneer in onboard fleet management solutions since 1985, XATA revolutionized the trucking industry by being the first to introduce paperless driver logs, exception-based reporting and dynamically updated fleet standards. Today, XATA continues to lead the industry by seamlessly combining global positioning, wireless communication and fleet management software to help companies optimize the efficiency of their fleets. The Company’s proven solutions enable its customers to reduce fuel costs, increase productivity, enhance customer service, and improve safety and compliance. Today, XATA systems increase the productivity of more than 56,000 trucks at 1,900 distribution centers across North America. For more information, visit www.xata.com or call 1-800-745-9282.
This announcement includes forward-looking statements based on current expectations. Actual results may differ materially. These forward-looking statements involve a number of risks and uncertainties including, but not limited to, the possibility of continuing operating losses, the ability to adapt to rapid technological change, dependence on positioning systems and communication networks owned and controlled by others, the receipt and fulfillment of new orders for current products, the timely introduction and market acceptance of new products, the ability to fund future research and development activities, and the ability to establish and maintain strategic partner relationships.

XATA CORPORATION
CONDENSED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share amounts)
(UNAUDITED)

	Three Months Ended
	December 31,
	2006	2005
Net sales	$7,774	$6,423

Cost of sales	4,181	3,772
Selling, general and administrative	3,239	2,681
Research and development	991	727

Total costs and expenses	8,411	7,180

Loss from operations	(637)	(757)
Interest and other income, net	83	8

Loss before income taxes	(554)	(749)
Income tax expense	—	—

Net loss	(554)	(749)

Preferred stock dividends and deemed dividends	(141)	(95)

Net loss to common shareholders	($695)	($844)

Net loss per common share — basic and diluted
Net loss to common shareholders	($0.09)	($0.12)

Weighted average common and common share equivalents
Basic & Diluted	7,845	7,301

XATA CORPORATION
CONDENSED BALANCE SHEETS
(Amounts in thousands)
(UNAUDITED)

	December 31,	September 30,
	2006	2006
Current assets
Cash and cash equivalents	$7,606	$6,354
Accounts receivable, net	4,866	5,260
Inventories	1,957	2,212
Deferred product costs	2,638	3,433
Prepaid expenses	354	270

Total current assets	17,421	17,529

Equipment and leasehold improvements, net	1,213	1,316
Capitalized software development costs, net	1,317	1,191
Deferred product costs, non-current	1,812	1,687

Total assets	$21,763	$21,723

Current liabilities
Note and capital lease obligations	$98	$94
Accounts payable	1,798	1,688
Accrued liabilities	1,853	2,674
Deferred revenue	5,870	6,728

Total current liabilities	9,619	11,184

Note and capital lease obligations, non-current	62	88
Deferred revenue, non-current	6,487	5,261

Total liabilities	16,168	16,533

Shareholders’ equity
Common stock	23,339	22,426
Preferred stock	9,610	9,424
Accumulated deficit	(27,354)	(26,660)

Total shareholders’ equity	5,595	5,190

Total liabilities and shareholders’ equity	$21,763	$21,723

XATA CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Amounts in thousands, except per share amounts)
(UNAUDITED)

	Three Months Ended
	December 31,
	2006	2005
Net loss to common shareholders	($695)	($844)

Adjustments:
Net interest income	(83)	(8)
Stock-based compensation	401	120
Depreciation and amortization expense	158	74
Preferred stock dividends and deemed dividends	141	95

Total adjustments	617	281

Non-GAAP EBITDA (a)	($78)	($563)

Non-GAAP EBITDA per diluted share	($0.01)	($0.08)

Shares used in calculating non-GAAP EBITDA per diluted share	7,845	7,301

a)	Non-GAAP EBITDA represents earnings before interest, income taxes, depreciation, stock-based compensation and preferred stock dividends and deemed dividends. EBITDA is a non-GAAP operating metric used by management in assessing the Company’s operating results and ability to meet its operating cash requirements. The Company’s definition of EBITDA may differ from the definition of EBITDA used by other companies and may not be comparable to similarly titled measures used by other companies. EBITDA is also a measure frequently requested by the Company’s investors and analysts. The Company believes that investors and analysts may use EBITDA, along with other information contained in its SEC filings, in assessing its ability to generate cash flow.